Exhibit 99.1

News Release	Corporate Communications 262 N. University Ave. Farmington, UT 84025	Phone: 801-447-3000

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Michael Pici
Phone: 801-447-3035	Phone: 801-447-3168
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Finalizes Sale of Bollé, Cébé and Serengeti Brands

Vista Outdoor Successfully Completes First Step in Transformation Plan

Farmington, Utah, September 4, 2018 - Vista Outdoor Inc. (“Vista Outdoor”) (NYSE: VSTO) announced today that it has completed the divestiture of the legal entities operating its Bollé, Cébé and Serengeti brands (the “Eyewear Brands”).

“Completing the sale of our Eyewear brands is a positive step in our strategic transformation plan,” said Chris Metz, Vista Outdoor’s Chief Executive Officer. “We believe this is a mutually beneficial arrangement for both parties, and we are excited that the buyer will help these iconic brands thrive.”

Vista Outdoor announced its intention sell the Eyewear business in November of 2017. In May of 2018, the company announced its transformation plan to explore strategic options for several brands outside of the company’s core markets of ammunition, hunting and shooting accessories, hydration bottles and packs, and outdoor cooking products. In July, the company announced it had entered into a definitive agreement to sell the eyewear brands to an entity controlled by a significant European private equity fund.

Gross proceeds from the divestiture were $158 million. Vista Outdoor's net proceeds from the sale, after certain transaction adjustments and financial advisor fees, were approximately $154 million. The purchase price will be subject to a customary post-closing true-up for working capital and other items.

“We are eager to build on the momentum from this sale,” said Metz. “We are hard at work on the next stage of our transformation plan and confident in our ability to put Vista Outdoor on a path for future success.”

Robert W. Baird & Co. served as transaction and financial advisor and Reed Smith LLP served as legal advisor to Vista Outdoor in connection with the transaction.

About Vista Outdoor Inc.
Vista Outdoor is a leading global designer, manufacturer and marketer of consumer products in the growing outdoor sports and recreation markets. The company operates in two segments, Outdoor Products and Shooting Sports, and has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. Vista Outdoor is headquartered in Farmington, Utah and has manufacturing operations and facilities in 13 U.S. States, Canada, Mexico and Puerto Rico along with international sales and sourcing operations in Asia, Australia, Canada, and Europe. For news and information visit www.vistaoutdoor.com or follow us on Twitter @VistaOutdoorInc and Facebook at www.facebook.com/vistaoutdoor.

Forward-Looking Statements

Certain statements in this press release and other oral and written statements made by Vista Outdoor from time to time are forward-looking statements, including those that discuss, among other things: Vista Outdoor’s plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words ‘believe’, ‘expect’, ‘anticipate’, ‘intend’, ‘aim’, ‘should’ and similar expressions are intended to identify such forward-looking statements.  To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause Vista Outdoor’s actual results to differ materially from expectations described in such forward-looking statements, including the following: general economic and business conditions in the U.S. and Vista Outdoor’s other markets, including conditions affecting employment levels, consumer confidence and spending; Vista Outdoor’s ability to attract and retain key personnel and maintain and grow its relationships with customers, suppliers and other business partners, including Vista Outdoor’s ability to obtain acceptable third party licenses; Vista Outdoor’s ability to adapt its products to changes in technology, the marketplace and customer preferences; Vista Outdoor’s ability to maintain and enhance brand recognition and reputation; use of social media to disseminate negative commentary and boycotts; reductions, unexpected changes in or our inability to accurately forecast demand for ammunition, firearms or accessories or other outdoor sports and recreation products; risks associated with Vista Outdoor’s sales to significant retail customers, including unexpected cancellations, delays and other changes to purchase orders; supplier capacity constraints, production disruptions or quality or price issues affecting Vista Outdoor’s operating costs; Vista Outdoor’s competitive environment; risks associated with compliance and diversification into international and commercial markets; the supply, availability and costs of raw materials and components; increases in commodity, energy and production costs; changes in laws, rules and regulations relating to Vista Outdoor’s business, such as federal and state firearms and ammunition regulations; Vista Outdoor’s ability to execute its long-term growth strategy, including our ability to complete and realize expected benefits from acquisitions and integrate acquired businesses; Vista Outdoor’s ability to take advantage of growth opportunities in international and commercial markets; foreign currency exchange rates and fluctuations in those rates; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation; risks associated with cybersecurity and other industrial and physical security threats;  capital market volatility and the availability of financing; changes to accounting standards or policies; and changes in tax rules or pronouncements. Vista Outdoor undertakes no obligation to update any forward-looking statements. For further information on factors that could impact Vista Outdoor, and statements contained herein, please refer to Vista Outdoor’s filings with the Securities and Exchange Commission.